EXHIBIT 99

Titan International Inc. Announces Third Quarter Results

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
October 29, 2009

Third quarter summary:

•	Sales for third quarter 2009 were $141.5 million, compared to $255.5 million in the third quarter of 2008.

•	Third quarter loss from operations was $(15.8) million, compared to income from operations of $21.3 million last year.

•	Net loss for the third quarter was $(11.1) million, compared to net income of $10.3 million in the third quarter of 2008.

•	Cash at September 30, 2009, was $45.4 million, an improvement of $24.7 million from the $20.7 million balance at June 30, 2009.

•	Inventory at September 30, 2009, was $124.8 million, a reduction of $25.2 million from the $150.0 million balance at June 30, 2009.

Statement of Chief Executive Officer:
“I believe that the third quarter was the bottom of the downtrend in the construction and farm markets,” said Chairman and CEO Maurice M. Taylor Jr. “While the earthmoving and construction segment has been experiencing decline due to various factors in the construction, infrastructure and housing markets in 2009, the agricultural segment has more recently moved lower. I believe inventory reduction is over and business will start to slowly grow during the next four quarters, but anyone who knows this business knows it can turn on a dime.

“Trying economic times call for making tough business decisions. As many of Titan’s major customers implemented extended shutdowns during the period, we in turn extended scheduled shutdowns at our production facilities to manage lower demand and bring down inventory levels. Though it did result in lower manufacturing efficiencies that directly affected the bottom line, Titan was able to decrease inventories by $25 million. Titan also increased its cash balance during the quarter by $25 million.

“The only option any company really has in this environment is for all employees to work harder than our competitors and go after every opportunity for added business and increasing market share. We know 2010 will be a better year than 2009,” said Taylor.

Year-to-date summary:

•	September 2009 year-to-date sales were $581.1 million, compared to $778.1 million in 2008.

•	Income from operations was $11.2 million for the first nine months of 2009, compared to $61.8 million year-to-date 2008.

•	Year-to-date net income was $1.8 million in 2009, compared to $31.7 million in 2008.

•	Cash at September 30, 2009, was $45.4 million, an improvement of $9.8 million from the $35.6 million balance at September 30, 2008.

•	Total debt at September 30, 2009, was $193.8 million, a reduction of $31.2 million or 14 percent, when compared to $225.0 million at December 31, 2008.

Financial overview:
Sales:  Titan recorded sales of $141.5 million for the third quarter of 2009, as compared to third quarter 2008 sales of $255.5 million. Net sales for the first nine months of 2009 were $581.1 million, compared to $778.1 million recorded in the first nine months of 2008. The lower sales levels resulted from reduced demand for the company’s products, a consequence of the worldwide recession and economic crisis.

Gross profit:  Gross loss for the third quarter of 2009 was $(3.0) million or (2.1) percent of net sales, compared to gross profit of $37.4 million or 14.6 percent of net sales for the third quarter of 2008. Year-to-date gross profit was $56.8 million or 9.8 percent of net sales for 2009, as compared to $111.7 million or 14.4 percent of net sales for 2008. Lower sales levels resulted from reduced demand for the company’s products, as many of Titan’s major customers implemented extended shutdowns during the period. In response, Titan extended scheduled shutdowns at its production facilities during the third quarter of 2009. These extended shutdowns, in conjunction with lower production levels when operating, drastically reduced the company’s manufacturing efficiencies. These lower efficiencies resulted in the gross profit reduction.

Selling, general and administrative expenses: SG&A expenses for the third quarter of 2009 were $11.3 million, compared to $13.8 million at this time in 2008, a reduction of approximately $2.5 million. Year-to-date, SG&A was $39.4 million in 2009, compared to $43.2 million in 2008, a reduction of approximately $3.8 million.

Income from operations:  Loss from operations for the third quarter of 2009 was $(15.8) million, as compared to income from operations of $21.3 million in the third quarter of 2008. Year-to-date income from operations was $11.2 million in 2009, compared to $61.8 million in 2008.

Net income:  Net loss was $(11.1) million for the third quarter of 2009, compared to net income of $10.3 million in third quarter 2008. Year-to-date, net income was $1.8 million in 2009 and $31.7 million in 2008.

Earnings per share:  For the third quarter of 2009, basic and diluted loss per share was $(.32), as compared to basic and diluted earnings per share of $.30 in 2008. Year-to-date basic and diluted earnings per share were $.05 as compared to year-to-date basic earnings per share of $.92 and diluted earnings per share of $.91 in 2008.

Capital expenditures: Titan’s capital expenditures for the first nine months of 2009 were $36.5 million, compared to $60.1 million for the first nine months of 2008. Included in these capital expenditures were approximately $22 million in 2009 and $47 million in 2008 of expenditures related to the giant OTR (off-the-road) project.

Debt balance:  Total debt was reduced to $193.8 million at September 30, 2009, from $225.0 million at year-end 2008. Short-term debt was zero at September 30, 2009, a reduction of $25.0 million from year-end 2008.

Equity balance:  The company’s stockholders’ equity increased $7.6 million to $286.8 million at September 30, 2009, from $279.2 million at December 31, 2008.

Form 10-Q:  For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on October 29, 2009.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2008. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:
QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)

Amounts in thousands except earnings per share data.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$141,496	$255,463	$581,083	$778,102
Cost of sales	144,526	218,040	524,304	666,389
Gross profit (loss)	(3,030)	37,423	56,779	111,713

Selling, general & administrative expenses	11,272	13,789	39,425	43,155
Royalty expense	1,464	2,371	6,123	6,786
Income (loss) from operations	(15,766)	21,263	11,231	61,772

Interest expense	(3,997)	(3,734)	(11,819)	(11,426)
Other income (expense)	644	(358)	2,700	2,559
Income (loss) before income taxes	(19,119)	17,171	2,112	52,905

Income tax provision (benefit)	(8,006)	6,868	274	21,162

Net income (loss)	$(11,113)	$10,303	$1,838	$31,743

Earnings (loss) per common share:
Basic	$(.32)	$.30	$.05	$.92
Diluted	(.32)	.30	.05	.91

Average common shares outstanding:
Basic	34,746	34,499	34,692	34,373
Diluted	34,746	34,883	35,251	34,798

Segment Information
Revenues from external customers (Unaudited)

Amounts in thousands
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Agricultural	$105,426	$179,162	$453,098	$538,263
Earthmoving/Construction	30,732	71,287	113,085	221,591
Consumer	5,338	5,014	14,900	18,248
Total	$141,496	$255,463	$581,083	$778,102

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	September 30,	December 31,
Assets	2009	2008
Current assets:
Cash and cash equivalents	$45,360	$61,658
Accounts receivable	80,205	126,531
Inventories	124,833	147,306
Deferred income taxes	12,042	12,042
Prepaid and other current assets	23,898	21,662
Total current assets	286,338	369,199

Property, plant and equipment, net	260,360	248,442
Goodwill	11,702	11,702
Deferred income taxes	4,039	7,256
Other assets	26,155	18,183
Total assets	$588,594	$654,782

Liabilities & Stockholders’ Equity
Current liabilities:
Short-term debt	$0	$25,000
Accounts payable	25,064	65,547
Other current liabilities	40,933	46,088
Total current liabilities	65,997	136,635

Long-term debt	193,800	200,000
Other long-term liabilities	42,001	38,959
Stockholders’ equity	286,796	279,188
Total liabilities & stockholders’ equity	$588,594	$654,782

Titan 2009 third quarter conference call:
Titan International Inc. will hold its earnings conference call for the third quarter that ended September 30, 2009, at 9 a.m. Eastern Time on Thursday, October 29, 2009.

To participate in the conference call, dial (800) 230-1766 five minutes prior to the scheduled time. International callers dial (612) 288-0337.

A replay of the call will be available shortly after the call and until November 5, 2009. To access the replay, dial (800) 475-6701 and enter access code 118351. International callers dial (320) 365-3844. For more information, visit www.titan-intl.com.

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489